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                                                                      EXHIBIT 12

                 NORAM ENERGY CORP. AND SUBSIDIARIES Exhibit 12
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

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
                                                                         Six                 Twelve
                                                                     Months Ended         Months Ended
                                                                       June 30,             June 30,
                                                                          1998                1998
                                                                     ------------         ------------

Income from Continuing Operations.............................        $    58,456          $    56,066

Income Taxes for Continuing Operations........................             54,863               65,233

Non-Utility Interest Capitalized..............................                  0                    0
                                                                      -----------          -----------

Income from Continuing Operations Before
  Income Taxes................................................            113,319              121,299


Fixed Charges:
  Interest....................................................             52,379              110,534

  Distribution on Trust Securities............................                427                1,609

  Interest Component of Rentals Charged to Operating
    Expenses..................................................              4,630                9,455
                                                                      -----------          -----------

       Total Fixed Charges....................................             57,436              121,598
                                                                      -----------          -----------


Income from Continuing Operations Before Income
  Taxes and Fixed Charges.....................................        $   170,755          $   242,897
                                                                      ===========          ===========

Ratio of Earnings to Fixed Charges............................               2.97                 2.00
                                                                      ===========          ===========
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